Exhibit 10.3

ADVANCE FORMULA AGREEMENT

This Advance Formula Agreement (the "Agreement") is made as of October 30, 2015, by PERCEPTRON, INC. ("Debtor"), unto COMERICA BANK ("Bank").

This Agreement amends, restates, and supersedes in its entirety, without novation, that certain Advance Formula Agreement dated as of January 29, 2015 by and between Debtor and Bank, as the same may have been amended from time to time.

Debtor executed and delivered unto Bank that certain Revolving Credit Note dated as of October 30, 2015, made in the principal amount of Ten Million Dollars ($10,000,000) (as the same may be amended, modified, extended, renewed, restated, substituted and/or replaced from time to time, and whether in a greater or lesser amount, the "Note"). Debtor's liabilities, obligations and indebtedness under or pursuant to the Note are secured pursuant to certain collateral documents entered into from time to time between Debtor and Bank, including, without limit, that certain Security Agreement dated October 24, 2002, executed and delivered by Debtor unto Bank (as the same may be amended, modified, extended, renewed, restated, substituted and/or replaced from time to time, the "Security Agreement").

1.             FORMULA LOANS. "Formula Loans" shall mean, collectively, loans, advances and other credit made or extended by Bank to or in favor of Debtor under or pursuant to and evidenced by the Note, together with any letters of credit issued by Bank thereunder or in connection therewith, subject to the terms and conditions of this Agreement, the Note, the Security Agreement and any other agreement(s) between Debtor and Bank (as the same may be amended, modified, extended, renewed, restated, substituted and/or replaced from time to time, the "Loan Documents").

2.             ADVANCE FORMULA. For and in consideration of Bank making the Formula Loans available to Debtor, Debtor warrants and agrees that the aggregate unpaid principal balance of Debtor's indebtedness to Bank outstanding under the Formula Loans shall not at any time exceed the Advance Formula. The "Advance Formula" shall mean the lesser of (i) the face amount of the Note, or (ii) the sum of the following:

(a)	80% of Debtor's Eligible Accounts, as hereinafter defined; plus

(b)	the lesser of (i) 50% of Debtor's Eligible Inventory, as hereinafter defined, or (ii) Four Million Dollars ($4,000,000).

3.             FORMULA COMPLIANCE. If, at any time, the aggregate unpaid principal balance of Debtor's indebtedness to Bank outstanding under the Formula Loans (plus, without duplication, the sum of the aggregate undrawn amounts of any such letters of credit and the aggregate unreimbursed amount of all draws under such letters of credit honored by Bank) shall exceed the Advance Formula, Debtor shall immediately pay Bank sums sufficient to reduce the Formula Loans by the amount of such excess, without the necessity of notice or demand by Bank. The foregoing shall not limit, waive or otherwise affect any rights or remedies available to Bank, whether under this Agreement, the Note, any other Loan Document(s), at law or otherwise.

4.             ELIGIBLE ACCOUNT. "Eligible Account" shall mean an Account (as hereinafter defined) arising in the ordinary course of Debtor's business which meets each of the following requirements:

(a)	it is not due and payable more than ninety (90) days from the date of the original invoice or other writing evidencing such Account; and it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b)	it is not owing by an Account Debtor (as hereinafter defined) who has failed to pay twenty five percent (25%) or more of the aggregate amount of its Accounts owing to Debtor within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

(c)	it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account for unconditional acceptance by such Account Debtor; or it arises from services rendered and such services have been performed by Debtor and unconditionally accepted by the Account Debtor;

(d)	it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(e)	it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by Debtor to Bank;

(f)	it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(g)	it is subject to a first priority, properly perfected security interest in favor of Bank, and it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

(h)	it is not owing by an officer, employee, partner, joint venturer, agent, subsidiary or affiliate of Debtor, or by an Account Debtor that has common shareholders (unless (i) Debtor and such Account Debtor are each publicly traded entities, or (ii) such common shareholder shall beneficially own less than five percent (5%) of the outstanding common stock of Debtor), officers or directors with Debtor or is otherwise related to Debtor;

(i)	it is not owing by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, or is not organized under the laws of the United States of America or Canada, or any state or province thereof, as applicable, or (ii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(j)	it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state or local law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such Account;

(k)	it is not owing by an Account Debtor for which (i) the death of the Account Debtor or any partner of the Account Debtor has occurred, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor has occurred, (iii) the appointment of a receiver for any part of the property of the Account Debtor has occurred, (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor has occurred; or (v) Debtor shall have received notice of the imminent occurrence of any of the foregoing with respect to such Account Debtor;

(l)	it is not a contra Account or an Account owing by an Account Debtor with respect to which Debtor is liable for good sold or leased or for services rendered by such Account Debtor;

(m)	it strictly complies with all Debtor's representations and warranties to Bank set forth in this Agreement, the Security Agreement and any other agreement(s) between Debtor and Bank;

(n)	it is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

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(o)	it is not owing by any Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Debtor are not deemed to constitute Eligible Accounts; nor is it an Account that Bank, acting in its sole discretion, shall have deemed to not constitute an Eligible Account.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account and shall be immediately deducted from the calculation of Eligible Accounts.

For purposes of this Agreement, an “Account” shall mean any right of Debtor to payment for goods sold or leased or for services rendered, but shall not include interest or service charges; and “Account Debtor” shall mean the person who is obligated on or under an Account.

5.             ELIGIBLE INVENTORY. "Eligible Inventory" (a) shall be valued at the lesser of cost or present market value of Debtor’s Inventory (as defined in the Michigan Uniform Commercial Code, as amended and in effect from time to time), as determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), and as may be adjusted by Bank, in Bank's discretion, for age and seasonality or other factors affecting the value of such Inventory; and (b) shall mean all of Debtor's Inventory which is in good and merchantable condition, free from all material defects, which is not obsolete or discontinued, which would be properly classified as “raw materials” or as “finished goods inventory” under and in accordance with GAAP, and which is subject to a first priority, properly perfected security interest in favor of Bank, and which strictly complies with all Debtor's representations and warranties to Bank set forth in this Agreement, the Security Agreement and any other agreement(s) between Debtor and Bank, but excluding (i) Debtor’s "work-in-process" inventory, supplies and packaging, consigned goods, Inventory located outside the United States of America or Canada, (ii) Inventory covered by or subject to a seller's right to repurchase, or any consensual or nonconsensual lien or security interest (including, without limitation, purchase money security interests) other than in favor of Bank, whether senior or junior to Bank's security interest, (iii) Inventory consisting of raw materials or purchased parts not in saleable form or condition, (iv) defective Inventory or Inventory under repair, (v) Inventory not insured and/or without a lender's loss payable provision in favor of Bank, (vi) Inventory located or stored at leased premises or with a bailee, warehouseman or other third party without Bank's prior written consent and unless a lessor's agreement, collateral access agreement, bailment agreement or other similar agreement in form and substance acceptable to Bank is in place, pursuant to which such lessor, bailee, warehouseman or other third party acknowledges Bank's security interest in such Inventory and permits Bank access to and possession of such Inventory, and (vii) Inventory that Bank, acting in its sole discretion, after having notified Debtor, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory and shall be immediately deducted from the calculation of Eligible Inventory.

6.             CERTIFICATES, SCHEDULES AND REPORTS. Debtor will deliver to Bank from time to time such agings, schedules, certificates and reports as may be required by the Loan Documents. Debtor will deliver to Bank from time to time such additional schedules, certificates and reports respecting all or any of the Collateral (as defined in the Security Agreement), the items or amounts received by Debtor in full or partial payment of any of the Collateral, and any goods (the sale or lease of which by Debtor shall have given rise to any of the Collateral) possession of which has been obtained by Debtor, all and as to such extent as Bank may request. Any such aging, schedule, certificate or report shall be executed by a duly authorized officer of Debtor and shall be in such form and detail as Bank may specify. Any such schedule identifying any Eligible Account shall be accompanied (if Bank so requests) by a true and correct copy of the invoice evidencing such Eligible Account and by evidence of shipment or performance.

7.             INSPECTIONS; COMPLIANCE. Debtor shall permit Bank and its designees from time to time to make such inspections and audits, and to obtain such confirmations or other information, with respect to any of the Collateral or any Account Debtor as Bank is entitled to make or obtain under the Security Agreement or other Loan Document(s), and shall reimburse Bank on demand for all costs and expenses incurred by Bank in connection with such inspections and audits. Debtor shall further comply with all of the other terms and conditions of the Security Agreement and each of the other Loan Documents. Notwithstanding any of the provisions contained this Agreement or otherwise, Debtor hereby acknowledges and agrees that upon completion of any such inspection or audit Bank shall have the right to modify the percentage of Eligible Accounts and/or the percentage of Eligible Inventory included within the Advance Formula under Section 2 above or the definition of Eligible Accounts and/or Eligible Inventory, in its sole and reasonable discretion, based on its review of the results of such inspection or audit.

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8.             DEFAULT. Any failure by Debtor to comply with this Agreement shall constitute a default under the Formula Loans and under the Note, the Security Agreement and the Indebtedness, as defined therein, and each of the other Loan Documents, and Bank shall be entitled to exercise any and all rights and remedies available to it as a result of such default, whether under this Agreement, the Note, any other Loan Document(s), at law or otherwise.

9.             AMENDMENTS; WAIVERS; OTHER DOCUMENTS. This Agreement may be amended, modified or terminated only in writing duly executed by Debtor and Bank. No delay by Bank in requiring Debtor's compliance herewith shall constitute a waiver of such right. The rights granted to Bank hereunder are cumulative, and in addition to any other rights Bank may have by agreement or under applicable law. This Agreement shall supersede and replace in their entirety any prior advance formula agreements in effect between Bank and Debtor. Debtor acknowledges and agrees that the Formula Loans are further subject to the terms and conditions of all other instruments, documents and agreements evidencing, governing, securing or otherwise relating to the Formula Loans.

10.          GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to conflict of laws principles.

11.          DISCRETIONARY/DEMAND BASIS FORMULA LOANS. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Formula Loans are at any time on a demand basis or advances are subject to the Bank's discretion, Debtor hereby acknowledges and agrees that the Advance Formula set forth in Section 2 hereof is merely for advisory and guidance purposes and Bank shall not be obligated to make any loans or advances under the Formula Loans, and, notwithstanding the terms of Section 3 above, Bank may at any time, at its option, demand payment of any or all of the Formula Loans, whereupon the same shall become due and payable.

12.          DILUTION OF ACCOUNTS. In the event that Bank, at any time in its sole discretion, determines that the dollar amount of Eligible Accounts collectable by Debtor is reduced or diluted as a result of discounts or rebates granted by Debtor to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Bank deems applicable, Bank may, in its sole discretion, upon five (5) business days’ prior written notice to Debtor, reduce or otherwise modify the percentage of Eligible Accounts included within the Advance Formula under Section 2(a) above and/or reduce the dollar amount of Debtor’s Eligible Accounts by an amount determined by Bank in its sole discretion.

13.          JURY WAIVER. DEBTOR AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

14.          SPECIAL PROVISIONS: None.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

Debtor's Chief Executive Office Address: Perceptron, Inc. 47827 Halyard Dr. Plymouth, MI 48170	DEBTOR: PERCEPTRON, INC. By: /s/ David L. Watza SIGNATURE OF DAVID WATZA Its: Senior Vice President, Finance & Chief Financial Officer
Accepted and Approved: COMERICA BANK By: /s/ Robert A. Rosati SIGNATURE OF ROBERT A. ROSATI Its: Vice President

[Signature Page to Advance Formula Agreement (7139115)]